UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): May 03, 2007

                            Pathfinder Bancorp, Inc.
          -------------------------------------------------------------

             (Exact name of registrant as specified in its charter)


         Federal                    000-23601             16-1540137
----------------------------   ---------------------  --------------------
(State or other jurisdiction   (Commission File No.)   (I.R.S. Employer
     of incorporation)                                Identification No.)


       Registrant's telephone number, including area code:  (315) 343-0057
                                                            --------------


                                 Not Applicable
         --------------------------------------------------------------
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

-------------------------------------
Section  2  -  Financial  Information

Item  2.02

On May 3, 2007, Pathfinder Bancorp, Inc. issued a press release disclosing first quarter 2007 financial results. A copy of the press release is included as
Exhibit  99.1  to  this  report.

The information in Item 2.02 to this Form 8-K and Exhibit 99.1 in accordance with general instruction B.2 of Form 8-K, is being furnished and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except shall be expressly set forth by specific in such filing.



SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                    PATHFINDER  BANCORP,  INC.


Date:  May  3,  2007           By:  /s/  Thomas  W.  Schneider
                                    ---------------------------------
                                    Thomas  W.  Schneider
                                    President  and  Chief  Executive
                                    Officer

EXHIBIT  INDEX

Earnings  release  dated  May  3,  2007  announcing  March  31,  2007  earnings.

EXHIBIT  99.1

FOR  IMMEDIATE  RELEASE

CONTACT:  THOMAS  W.  SCHNEIDER  -  PRESIDENT,  CEO
          JAMES  A.  DOWD  -  SENIOR  VICE  PRESIDENT,  CFO
          TELEPHONE:  (315)  343-0057



PATHFINDER  BANCORP,  INC.  ANNOUNCES  FIRST  QUARTER  EARNINGS

Oswego, New York, May 3, 2007 Pathfinder Bancorp, Inc., the mid-tier holding company of Pathfinder Bank, (NASDAQ SmallCap Market; symbol: PBHC, listing: PathBcp) announced reported net income of $165,000, or $0.07 per diluted share, for the three months ended March 31, 2007 as compared to $240,000, or $0.10 per diluted share for the same period in 2006.

"We are disappointed in the continued pressure on earnings, particularly given our core business growth metrics." according to Thomas W. Schneider, President and CEO. "While product and customer growth has well exceeded the growth rates of our market, net interest income volume gains are being fully offset by continued margin compression from the inverted yield curve. Year over year growth in loans and earning assets approximates 7.0% while deposit growth was 9.6%. Net interest rate spread compression of 20 basis points in the same period has prevented this growth from being reflected in earnings".

"Additionally," Schneider continued, "the first quarter reflects direct external costs of approximately $60,000 associated with the documentation phase of Sarbanes-Oxley Section 404 compliance. We will continue to focus on our deposit and lending business to enhance net interest income while seeking to diversify revenue sources and manage costs through this prolonged interest rate cycle."

Net interest income for the three months ended March 31, 2007, increased $4,000 when compared to the same period during 2006. Interest income increased $404,000, or 10%, offset by increased interest expense of $400,000, or 23%. Net interest rate spread decreased to 2.80% for the first quarter of 2007 from 3.00% for the same period in 2006. Average interest-earning assets increased 3% to $284.6 million at March 31, 2007 as compared to $275.9 million at March 31, 2006, and the yield on those assets increased 37 basis points to 6.04% compared to 5.67% for the same period in 2006. The increase in average earning assets is primarily attributable to a $13.7 million increase in the average loan portfolio and a $6.3 million increase in interest earning deposits, offset by a decrease in average investment securities of $11.3 million. Average interest-bearing liabilities increased $2.7 million and the cost of funds increased 58 basis points to 3.24% from 2.66% for the same period in 2006. The increase in the average balance of interest-bearing liabilities resulted primarily from an $11.6 million increase in average deposits, offset by a $9.0 million decrease in borrowed funds.

Provision for loan losses for the quarter ended March 31, 2007 increased to $50,000 from $22,000 for the same period in 2006. The increased provision is reflective of the increased risk inherent with the growing commercial loan portfolio. The Company's ratio of allowance for loan losses to period end loans decreased to 0.72% at March 31, 2007 as compared to 0.74% at December 31, 2006. Nonperforming loans to period end loans have increased slightly to 0.66% at March 31, 2007 from 0.63% at December 31, 2006.

Non-interest income, exclusive of gains and losses from the sale of securities, loans and foreclosed real estate, decreased to $601,000 for the quarter ended March 31, 2007 compared to $614,000 for the same quarter in the prior year. The decrease in non-interest income is primarily attributable to a $38,000 decrease in service charges on deposit accounts, offset by a $13,000 increase in other charges, commissions and fees, a $7,000 increase in the value of bank owned life insurance and a $5,000 increase in loan servicing fees. The decrease in service charges on deposit accounts is attributable to decreased utilization of our extended overdraft program by the customer base. The increase in other charges, commissions and fees is primarily attributable to an increase in revenue from in-house investment services and increased fees associated with the bank's Visa debit card usage.

Net losses from the sale of securities, loans and foreclosed real estate for the quarter ended March 31, 2007 decreased $11,000 when compared to the same quarter of 2006.

Other expenses remained relatively consistent at $2.4 million for the quarter ended March 31, 2007, when compared to the same period in the prior year.
Professional and other services expense increased $122,000 primarily from consulting expenses associated with the on-going SOX 404 process review, additional legal costs associated with expanded compensation disclosures within the annual proxy statement and a direct mailing campaign aimed at attracting new deposit customers. Data processing expenses increased $18,000 primarily due to an increase in internet banking costs, ATM processing charges, depreciation expense and maintenance charges. These increases were offset by a $48,000 and $47,000 decrease in salaries and employee benefits and other expenses, respectively. The decrease in salaries and employee benefits was primarily due to a reduction in compensation and employee benefits, as management has realigned responsibilities in its effort to contain expenses. The decrease in other expenses was the result of a reduction in costs associated with foreclosed real estate properties as the number of properties decreased to 4 from 13 in the comparable quarter of 2006, combined with a reduction in audit and exam expenses.

On March 22, 2007, the Company entered into a trust preferred issuance for $5.0 million, adjustable quarterly at a 1.65% spread over the 3-month LIBOR. The Company intends to use all the proceeds from the issuance to retire its existing trust preferred obligation on June 27th, 2007, at its first call date.


Pathfinder Bancorp, Inc. is the mid-tier holding company of Pathfinder Bank, a New York chartered savings bank headquartered in Oswego, New York. The Bank has seven full service offices located in its market area consisting of Oswego County. Financial highlights for Pathfinder Bancorp, Inc. are attached. Presently, the only business conducted by Pathfinder Bancorp, Inc. is the 100% ownership of Pathfinder Bank and Pathfinder Statutory Trust I.

This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.


                                PATHFINDER BANCORP, INC.
                            FINANCIAL HIGHLIGHTS (UNAUDITED)
                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                   FOR THE THREE MONTHS
                                                                       ENDED MARCH 31,
----------------------------------------------------------------------------------------
                                                                     2007          2006
----------------------------------------------------------------------------------------
CONDENSED INCOME STATEMENT
  Interest income                                              $    4,269   $    3,865
  Interest expense                                                  2,148        1,748
                                                               -----------  -----------
  Net interest income                                               2,121        2,117
     Provision for loan losses                                         50           22
                                                               -----------  -----------
  Net interest income after provision for loan losses               2,071        2,095
  Other income                                                        601          614
  Net losses on securities, loans and foreclosed real estate          (10)         (21)
  Other expense                                                     2,458        2,411
                                                               -----------  -----------
  Income before taxes                                                 204          277
  Provision for income taxes                                           39           37
                                                               -----------  -----------
  NET INCOME                                                   $      165   $      240
                                                               ===========  ===========

KEY EARNINGS RATIOS
Return on average assets                                             0.21%        0.31%
Return on average equity                                             3.13%        4.54%
Return on average tangible equity (a)                                3.86%        5.67%
Net interest margin (tax equivalent)                                 3.02%        3.13%

(a) tangible equity excludes intangible assets

SHARE AND PER SHARE DATA
   Basic weighted average shares outstanding                    2,481,572    2,463,132
   Basic earnings per share                                    $     0.07   $     0.10
   Diluted earnings per share                                        0.07         0.10
   Cash dividends per share                                        0.1025       0.1025
   Book value per share                                              8.43         8.47



                                                 MARCH 31,  DECEMBER 31,  MARCH 31,   MARCH 31,
                                                     2007          2006       2006        2005
-----------------------------------------------------------------------------------------------
SELECTED BALANCE SHEET DATA
Assets                                            $317,219     $301,382   $303,754   $308,613
Earning assets                                     290,321      274,083    273,372    278,890
Total loans                                        204,691      203,209    191,381    186,858
Deposits                                           260,461      245,585    237,676    244,980
Borrowed Funds                                      22,010       26,360     37,460     34,360
Trust Preferred Debt                                10,310        5,155      5,155      5,155
Shareholders' equity                                20,932       20,850     20,859     20,954

ASSET QUALITY RATIOS
Net loan charge-offs (annualized) to average loans    0.13%        0.12%      0.03%      0.04%
Allowance for loan losses to period end loans         0.72%        0.74%      0.88%      1.01%
Allowance for loan losses to nonperforming loans    109.70%      116.97%    118.64%    106.58%
Nonperforming loans to period end loans               0.66%        0.63%      0.75%      0.94%
Nonperforming assets to total assets                  0.54%        0.58%      0.76%      0.85%